DISTRIBUTION AGREEMENT

     THIS AGREEMENT is made and entered into as of this 1st day of May, 2005, by and among the funds comprising the Nicholas mutual fund complex set forth on Exhibit A, each a Maryland business corporation (collectively, the “Funds” and each, a “Fund”), Nicholas Company, Inc., a Wisconsin corporation (the “Adviser”) and Quasar Distributors, LLC, a Delaware limited liability company (the “Distributor”).

     WHEREAS, each Fund is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company, and is authorized to issue shares of beneficial interests (“Shares”);

     WHEREAS, certain of the Funds, Nicholas II, Inc., Nicholas Equity Income Fund, Inc., Nicholas Limited Edition, Inc., and Nicholas High Income Fund, Inc. are authorized to issue Shares in separate classes, with each such class representing interests in the same portfolio of securities and other assets;

     WHEREAS, the Adviser serves as the investment adviser for the Fund and is duly registered under the Investment Advisers Act of 1940, as amended, and any applicable state securities laws, as an investment adviser;

     WHEREAS, the Fund desires to retain the Distributor as principal underwriter in connection with the offering and sale of the Shares of each series listed on Exhibit A hereto (as amended from time to time) (each a “Fund”, collectively the “Funds”);

     WHEREAS, the Distributor is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and is a member of the National Association of Securities Dealers, Inc. (the “NASD”);

     WHEREAS, this Agreement has been approved by a vote of the Fund’s board of directors (“Board”) and its disinterested directors in conformity with Section 15(c) of the 1940 Act; and

     WHEREAS, the Distributor is willing to act as principal underwriter for the Fund on the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Appointment of Quasar as the Distributor

     Each Fund hereby appoints the Distributor as its agent for the sale and distribution of Shares of the Funds, on the terms and conditions set forth in this Agreement, and the Distributor hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement. The Distributor shall not be deemed to be the exclusive provider of the services described

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hereunder, and each Fund shall be free to engage from time to time others to provide similar services.

2. Services and Duties of the Distributor

     A. The Distributor agrees to sell Shares of the Funds on a best efforts basis as agent for the Funds during the term of this Agreement, upon the terms and at the current offering price (plus sales charge, if any) described in the Prospectus. As used in this Agreement, the term “Prospectus” shall mean with respect to each Fund, the current prospectus, including the statement of additional information, as amended or supplemented, relating to such fund and included in the currently effective registration statement or post-effective amendment thereto (the “Registration Statement”) of the Fund under the Securities Act of 1933 (the “1933 Act”) and the 1940 Act.

     B. During the continuous public offering of Shares of the Funds, the Distributor will hold itself available to receive orders, submitted in accordance with the Prospectus, for the purchase of Shares of the Funds and will accept such orders on behalf of the Fund. Such purchase orders shall be deemed effective at the time and in the manner set forth in the Prospectus.

     C. The Distributor, with the operational assistance of the Fund’s transfer agent, shall make Shares available for sale and redemption through the National Securities Clearing Corporation’s Fund/SERV System.

     D. In connection with all matters relating to this Agreement, the Distributor agrees to comply with the requirements of the 1933 Act, the 1934 Act, the 1940 Act, the regulations of the NASD and all other applicable federal or state laws and regulations. The Distributor acknowledges and agrees that it is not authorized to provide any information or make any representations other than as contained in the Prospectus and any sales literature specifically approved by the Fund and the Distributor.

     E. The Distributor agrees to cooperate with the Funds in the development of all proposed advertisements and sales literature relating to the Funds. The Distributor agrees to review all proposed advertisements and sales literature for compliance with applicable laws and regulations, and shall file with appropriate regulators those advertisements and sales literature it believes are in compliance with such laws and regulations. The Distributor agrees to furnish promptly to the Funds any comments provided by regulators with respect to such materials and to use its best efforts, in consultation with the Adviser, to obtain the approval of the regulators to such materials.

     F. The Distributor shall, in accordance with each Fund’s Prospectus, Registration Statement and applicable law, repurchase Shares offered for sale by shareholders of the Funds. Repurchase of Shares by the Distributor shall be at the price determined in accordance with, and in the manner set forth in, the current Prospectus. At the end of each business day, the Distributor shall notify, by any appropriate means, the Funds and their transfer agent of the orders for repurchase of Shares received by the Distributor since the last report, the amount to be paid for such Shares, and the identity of the shareholders offering Shares for repurchase. The Funds reserve the right to suspend such repurchase right upon written notice to the Distributor. The Distributor further agrees to act as agent for the Funds to receive and transmit promptly to the Funds’ transfer agent shareholder requests for redemption of Shares.

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     G. The Distributor may, in consultation with the Adviser, enter into agreements with such qualified broker-dealers (“Dealer Agreements”) as it may select, in order that such broker-dealers also may sell Shares of the Funds. The form of any Dealer Agreement shall be mutually agreed upon and approved by the Fund and the Distributor and shall require such broker-dealer engaged thereunder to conform to the provisions hereof, the Registration Statement, the then current Prospectus, and any Rule 12b-1 and shareholder servicing plan applicable to the Fund. The Distributor may pay a portion of any applicable sales charge, or allow a discount, to a selling broker-dealer, as described in the Prospectus or, if not described, as agreed upon with the broker-dealer. The Distributor shall include in the forms of agreement with selling broker-dealers a provision for the forfeiture by them of their sales charge or discount with respect to Shares sold by them and redeemed, repurchased or tendered for redemption within seven business days after the date of confirmation of such purchases. The Distributor shall ensure at all times that the terms of each Broker Agreement comply with applicable law.

     H. The Distributor shall devote its best efforts to effect sales of Shares of the Funds but shall not be obligated to sell any certain number of Shares.

     I. The Distributor is currently registered as a broker-dealer or exempt from registration in all jurisdictions in which the Share are to be offered and sold. The Distributor shall promptly notify the Funds in the event it fails to maintain its registration in any jurisdiction in which it is currently registered.

     J. The Distributor shall prepare reports regarding its activities under this Agreement as from time to time shall be reasonably requested by the Board, including, without limitation, reports regarding the use of 12b-1 payments received by the Distributor, if any.

	K.	At the request of the Chief Compliance Officer of any Fund (the “CCO”), the Distributor
shall:

		(i)	provide to the CCO interim or special reports regarding its activities under this Agreement;

     (ii) certify that the Distributor is in compliance with all applicable federal securities laws, and all policies and procedures of the Distributor reasonably designed to prevent the Distributor from violating federal securities laws in connection with the provision of services provided under this Agreement; and

     (iii) make its compliance personnel reasonably available to the CCO for purposes of addressing compliance matters, including policies and procedures of the Distributor.

     L. The services furnished by the Distributor hereunder are not to be deemed exclusive and the Distributor shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby. The Funds recognize that from time to time officers and employees of the Distributor may serve as directors, ees, officers and employees of other entities (including investment companies), that such other entities may include the name of the Distributor as part of their name and that the Distributor or its affiliates may enter into distribution, administration, fund accounting, transfer agent or other agreements with such other entities.

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3. Duties and Representations of the Fund

     A. Each Fund represents that it is duly organized and in good standing under the law of its jurisdiction of organization and registered as an open-end management investment company under the 1940 Act. Each Fund agrees that it will act in material conformity with its Articles of Incorporation, By-Laws, its Registration Statement as may be amended from time to time and resolutions and other instructions of its Board. Each Fund agrees to comply in all material respects with the 1933 Act, the 1940 Act, and all other applicable federal and state laws and regulations. Each Fund represents and warrants that this Agreement has been duly authorized by all necessary action by the Fund under the 1940 Act, state law and the Fund’s Articles of Incorporation and ByLaws.

     B. Each Fund, or its agent, shall take or cause to be taken all necessary action to register Shares of the Funds under the 1933 Act and to maintain an effective Registration Statement for such Shares in order to permit the sale of Shares as herein contemplated. Each Fund authorizes the Distributor to use the Prospectus, in the form furnished to the Distributor from time to time, in connection with the sale of Shares.

     C. Each Fund represents and agrees that all Shares to be sold by it, including those offered under this Agreement, are validly authorized and, when issued in accordance with the description in the Prospectus, will be fully paid and nonassessable. Each Fund further agrees that it shall have the right to suspend the sale of Shares at any time in response to conditions in the securities markets or otherwise, and to suspend the redemption of Shares at any time permitted by the 1940 Act or the rules of the Securities and Exchange Commission (“SEC”). Each Fund shall advise the Distributor promptly of any such determination.

D.	Each Fund agrees to advise the Distributor promptly in writing:

(i) of any material correspondence or other communication by the SEC or its staff relating to such Fund, including requests by the SEC for amendments to its Registration Statement or Prospectus;

     (ii) in the event of the issuance by the SEC of any stop-order suspending the effectiveness of its Registration Statement then in effect or the initiation of any proceeding for that purpose;

     (iii) of the happening of any event which makes untrue any statement of a material fact made in its Prospectus or which requires the making of a change in such Prospectus in order to make the statements therein not misleading; and

     (iv) of all actions taken by the SEC with respect to any amendments to its Registration Statement or Prospectus which may from time to time be filed with the SEC.

     E. Each Fund shall file such reports and other documents as may be required under applicable federal and state laws and regulations. Each Fund shall notify the Distributor in writing of the states in which the Shares may be sold and shall notify the Distributor in writing of any changes to such information.

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     F. Each Fund agrees to file from time to time such amendments to its Registration Statement and Prospectus as may be necessary in order that its Registration Statement and Prospectus will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

     G. Each Fund shall fully cooperate in the efforts of the Distributor to sell and arrange for the sale of Shares and shall make available to the Distributor a statement of each computation of net asset value. In addition, each Fund shall keep the Distributor fully informed of its affairs and shall provide to the Distributor from time to time copies of all information, financial statements, and other papers that the Distributor may reasonably request for use in connection with the distribution of Shares, including, without limitation, certified copies of any financial statements prepared for such Fund by its independent public accountants and such reasonable number of copies of the most current Prospectus, statement of additional information and annual and interim reports to shareholders as the Distributor may request. Each Fund shall forward a copy of any SEC filings, including the Registration Statement, to the Distributor within one business day of any such filings. The Fund represents that it will not use or authorize the use of any advertising or sales material unless and until such materials have been approved and authorized for use by the Distributor.

     H. Each Fund represents and warrants that its Registration Statement and any advertisements and sales literature of the Fund (excluding statements relating to the Distributor and the services it provides that are based upon written information furnished by the Distributor expressly for inclusion therein) shall not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that all statements or information furnished to the Distributor pursuant to this Agreement shall be true and correct in all material respects.

4. Compensation

     As compensation for the services performed and the expenses assumed by Distributor under this Agreement including, but not limited to, any commissions paid for sales of Shares, Distributor shall be entitled to the fees and expenses set forth in Exhibit B hereto (as amended from time to time), which are payable promptly after the last day of each month. Such fees and expenses shall be paid to Distributor (i) by each Fund having a Rule 12b-1 plan from Rule 12b-1 fees of the appropriate Fund or, if Rule 12b-1 fees are not sufficient to pay such fees and expenses of any Fund, or if the Rule 12b-1 plan is discontinued, or if the Adviser otherwise determines that Rule 12b-1 fees shall not, in whole or in part, be used to pay Distributor, the Adviser shall be responsible for the payment of the amount of such fees and expenses not covered by Rule 12b-1 payments and

(ii)	by the Adviser in the case of each Fund that does not have a Rule 12b-1 plan.

5. Expenses

     A. Each Fund shall bear all costs and expenses in connection with registration of the Shares with the SEC and related compliance with state securities laws, as well as all costs and expenses in connection with the offering of the Shares and communications with its shareholders, including but not limited to (i) fees and disbursements of its counsel and independent public accountants; (ii) costs and expenses of the preparation, filing, printing and mailing of Registration Statements and Prospectuses and amendments thereto, as well as related advertising and sales literature, (iii) costs and expenses of the preparation, printing and mailing of annual and interim

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reports, proxy materials and other communications to shareholders; and (iv) fees required in connection with the offer and sale of Shares in such jurisdictions as shall be selected by the Fund pursuant to Section 3(E) hereof.

     B. The Distributor shall bear the expenses of registration or qualification of the Distributor as a dealer or broker under federal or state laws and the expenses of continuing such registration or qualification. The Distributor does not assume responsibility for any expenses not expressly assumed hereunder, except such reasonable expenses not assumed by the Funds hereunder and otherwise necessary for the performance of services by the Distributor hereunder.

6.	Indemnification

A. Each Fund, severally, shall indemnify, defend and hold the Distributor, and each of its present or former members, officers, employees, representatives and any person who controls or previously controlled the Distributor within the meaning of Section 15 of the 1933 Act, free and harmless from and against any and all losses, claims, demands, liabilities, damages and expenses (including the costs of investigating or defending any alleged losses, claims, demands, liabilities, damages or expenses and any reasonable counsel fees incurred in connection therewith) (collectively, “Losses”) that the Distributor, each of its present and former members, officers, employees or representatives or any such controlling person, may incur under the 1933 Act, the 1934 Act, any other statute (including Blue Sky laws) or any rule or regulation thereunder, or under common law or otherwise, arising out of or based upon any untrue statement, or alleged untrue statement of a material fact contained in the Registration Statement or any Prospectus, as from time to time amended or supplemented, or in any annual or interim report to shareholders, or in any advertisement or sales literature, or arising out of or based upon any omission, or alleged omission, to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or based upon the Fund’s failure to comply with the terms of this Agreement or applicable law; provided, however, that the Fund’s obligation to indemnify the Distributor and any of the foregoing indemnitees shall not be deemed to cover any Losses arising out of any untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, Prospectus, annual or interim report, or any such advertisement or sales literature in reliance upon and in conformity with information relating to the Distributor and furnished to the Fund or its counsel by the Distributor in writing and acknowledging the purpose of its use for the purpose of, and used in, the preparation thereof. The Fund’s agreement to indemnify the Distributor, and any of the foregoing indemnitees, as the case may be, with respect to any action, is expressly conditioned upon the Fund being notified of such action or claim of loss brought against the Distributor, or any of the foregoing indemnitees, within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon the Distributor, or such person, unless the failure to give notice does not prejudice the Fund. Such notification shall be given by letter or by telegram addressed to the Fund’s President, but the failure so to notify the Fund of any such action shall not relieve the Fund from any liability which the Fund may have to the person against whom such action is brought by reason of any such untrue, or alleged untrue, statement or omission, or alleged omission, otherwise than on account of the Fund’s indemnity agreement contained in this Section 6(A).

     B. Each Fund shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any such Losses, but if the Fund elects to assume the defense, such defense shall be conducted by counsel chosen by the Fund and

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approved by the Distributor, which approval shall not be unreasonably withheld. In the event the Fund elects to assume the defense of any such suit and retain such counsel, the indemnified defendant or defendants in such suit shall bear the reasonable fees and expenses of any additional counsel retained by them. If the Fund does not elect to assume the defense of any such suit, or in case the Distributor does not, in the exercise of reasonable judgment, approve of counsel chosen by the Fund or, if under prevailing law or legal codes of ethics, the same counsel cannot effectively represent the interests of both the Fund and the Distributor, and each of its present or former members, officers, employees, representatives or any controlling person, the Fund will reimburse the indemnified person or persons named as defendant or defendants in such suit, for the reasonable fees and expenses of one counsel retained by Distributor or them. Each Fund’s indemnification agreement contained in Sections 6(A) and 6(B) shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Distributor, and each of its present or former members, officers, employees, representatives or any controlling person, and shall survive the delivery of any Shares and the termination of this Agreement. This agreement of indemnity will inure exclusively to the Distributor’s benefit, to the benefit of each of its present or former members, officers, employees or representatives or to the benefit of any controlling persons and their successors. The Fund agrees promptly to notify the Distributor of the commencement of any litigation or proceedings against the Fund or any of its officers or directors in connection with the issue and sale of any of the Shares.

     C. The indemnifying party shall advance reasonable attorney’s fees and other expenses incurred by the indemnified party, and its present and former members, officers, employees or representatives or any such controlling person, in defending any claim, demand, action or suit which is the subject of a claim for indemnification pursuant to this Section 6 to the maximum extent permissible under applicable law.

     D. The Distributor shall indemnify, defend and hold each Fund and the Adviser, and each of their respective present or former directors, officers, employees, representatives, and any person who controls or previously controlled the Fund within the meaning of Section 15 of the 1933 Act, free and harmless from and against any and all Losses that the Fund, and each of its present or former directors, officers, employees, representatives, or any such controlling person, may incur under the 1933 Act, the 1934 Act, any other statute (including Blue Sky laws) or any rule or regulation thereunder, or under common law or otherwise, arising out of or based upon (i) any person acquiring Shares and alleging a wrongful act or deed of the Distributor or any of its employees or sales representatives, (ii) any untrue, or alleged untrue, statement of a material fact contained in the Fund’s Registration Statement or any Prospectus (which was required to be stated or necessary in order to make the statements not misleading), as from time to time amended or supplemented, or the omission, or alleged omission, to state therein a material fact required to be stated therein or necessary to make the statement not misleading, but only if such statement or omission was made in reliance upon, and in conformity with, written information relating to the Distributor and furnished to the Fund or its counsel by the Distributor for the purpose of, and used in, the preparation thereof, or (iii) arising out of or based upon Distributor’s failure to comply with the terms of this Agreement or applicable law. The Distributor’s agreement to indemnify each Fund and the Adviser, and any of the foregoing indemnitees, is expressly conditioned upon the Distributor’s being notified of any action or claim of loss brought against such Fund or the Adviser, and any of the foregoing indemnitees, such notification to be given by letter or telegram addressed to the Distributor’s President, within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon the Fund/Adviser

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or such person unless the failure to give notice does not prejudice the Distributor, but the failure so to notify the Distributor of any such action shall not relieve the Distributor from any liability which the Distributor may have to the person against whom such action is brought by reason of any such untrue, or alleged untrue, statement or omission, otherwise than on account of the Distributor’s indemnity agreement contained in this Section 6(D).

     E. The Distributor shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any such loss, claim, demand, liability, damage or expense, but if the Distributor elects to assume the defense, such defense shall be conducted by counsel chosen by the Distributor and approved by the Fund/Adviser, which approval shall not be unreasonably withheld. In the event the Distributor elects to assume the defense of any such suit and retain such counsel, the indemnified defendant or defendants in such suit shall bear the fees and expenses of any additional counsel retained by them. If the Distributor does not elect to assume the defense of any such suit, or in case the Fund or Adviser does not, in the exercise of reasonable judgment, approve of counsel chosen by the Distributor or, if under prevailing law or legal codes of ethics, the same counsel cannot effectively represent the interests of both the Fund and/or Adviser and the Distributor, and each of its present or former members, officers, employees, representatives or any controlling person, the Distributor will reimburse the indemnified person or persons named as defendant or defendants in such suit, for the reasonable fees and expenses of any counsel retained by the Fund or the Adviser, as applicable, and them. The Distributor’s indemnification agreement contained in Sections 6(D) and (E) shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Fund and Adviser, and each of their present or former directors, officers, employees, representatives or any controlling person, and shall survive the delivery of any Shares and the termination of this Agreement. This Agreement of indemnity will inure exclusively to the Fund’s and Adviser’s benefit, to the benefit of each of their present or former directors, officers, employees or representatives or to the benefit of any controlling persons and their successors. The Distributor agrees promptly to notify the Fund or Adviser, as applicable, of the commencement of any litigation or proceedings against the Distributor or any of its officers or directors in connection with the issue and sale of any of the Shares.

     F. No person shall be obligated to provide indemnification under this Section 6 if such indemnification would be impermissible under the 1940 Act, the 1933 Act, the 1934 Act or the rules of the NASD; provided, however, in such event indemnification shall be provided under this Section 6 to the maximum extent so permissible. The provisions of this Section 6 shall survive termination of this Agreement.

     G. The indemnity of the Distributor or any other person by the Fund under this Section 9 shall not be deemed to protect the Distributor or any such person against any liability to which the Distributor or such other person would otherwise be subject by reason of willful misfeasance, fraud or bad faith in the performance of his, her or its duties or by reason of his, her or its failure to exercise due care in rendering services and duties under this Agreement.

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7. Obligations of the Fund

     This Agreement is executed by and on behalf of each Fund and the obligations of such Funds hereunder are not binding upon any of the directors, officers or shareholders of the Fund individually but are binding only upon the Fund with respect to the obligations pertaining to such Fund.

8. Governing Law

     This Agreement shall be construed in accordance with the laws of the State of Wisconsin, without regard to conflicts of law principles. To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the SEC thereunder.

9. Duration and Termination

     A. This Agreement shall become effective with respect to each Fund listed on Exhibit A hereof as of the date hereof and, with respect to each Fund not in existence on that date, on the date an amendment to Exhibit A to this Agreement relating to that Fund is executed. Unless sooner terminated as provided herein, this Agreement shall continue in effect for two years from the date hereof. Thereafter, if not terminated, this Agreement shall continue automatically in effect as to each Fund for successive one-year periods, provided such continuance is specifically approved at least annually by (i) the Fund’s Board or (ii) the vote of a “majority of the outstanding voting securities” of a Fund, and provided that in either event the continuance is also approved by a majority of the Fund’s Board who are not “interested persons” of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval.

     B. Notwithstanding the foregoing, this Agreement may be terminated, without the payment of any penalty, with respect to a particular Fund (i) through a failure to renew this Agreement at the end of a term, (ii) upon mutual consent of the parties, or (iii) upon no less than 60 days’ written notice, by either the Fund through a vote of a majority of the members of the Board who are not “interested persons” of the Fund and have no direct or indirect financial interest in the operation of this Agreement or by vote of a “majority of the outstanding voting securities” of a Fund, or by the Distributor. The terms of this Agreement shall not be waived, altered, modified, amended or supplemented in any manner whatsoever except by a written instrument signed by the Distributor and the Fund. If the Fund should at any time deem it necessary or advisable in the best interests of the Fund that this Agreement be amended in order to comply with the recommendations or requirements of the SEC or other governmental authority or to obtain any advantage under state or federal tax laws and notifies Distributor of the form of such amendment, and the reasons therefor, and if Distributor should decline to assent to such amendment, the Fund may terminate this Agreement immediately at the option of the Fund. If Distributor assents to such amendment, any such amendment must be approved by the Fund’s Board, including a majority of the Fund’s Board who are not “interested persons” of any party to this Agreement, by vote cast in person at a meeting for the purpose of voting on such amendment. In the event that such amendment affects the Adviser, the written instrument shall also be signed by the Adviser. This Agreement will automatically terminate without payment of penalty in the event of its assignment. The Distributor

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shall promptly notify the Fund in writing in the event that it becomes aware or reasonably believes that an assignment of the Agreement is likely to occur.

C. Sections 6, 8, 10 and 11 shall survive termination of this Agreement.

10. Confidentiality

     The Distributor agrees on behalf of its employees to treat all records relative to each Fund and prior, present or potential shareholders of the Fund as confidential, and not to use such records for any purpose other than performance of the Distributor’s responsibilities and duties under this Agreement, except after notification and prior approval by the Fund, which approval shall not be unreasonably withheld, and may not be withheld where the Distributor may be exposed to civil or criminal proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, when subject to governmental or regulatory audit or investigation, or when so requested by the Fund. Records and information that have become known to the public through no wrongful act of the Distributor or any of its employees, agents or representatives shall not be subject to this paragraph.

     In accordance with Regulation S-P, the Distributor will not disclose any non-public personal information, as defined in Regulation S-P, received from the Fund or any Fund regarding any Fund shareholder; provided, however, that the Distributor may disclose such information to any party as necessary in the ordinary course of business to carry out the purposes for which such information was disclosed to the Distributor, or as may be required by law. The Distributor agrees to use reasonable precautions to protect and prevent the unintentional disclosure of such non-public personal information.

11. Anti-Money Laundering Program

     The Distributor represents and warrants that it (a) has adopted an anti-money laundering compliance program (“AML Program”) that satisfies the requirements of all applicable laws and regulations; (b) undertakes to carry out its AML Program to the best of its ability; and (c) will notify the Fund and the Adviser promptly if an inspection by the appropriate regulatory authorities of its AML Program identifies any material deficiency, and will promptly remedy any material deficiency of which it learns.

12. Miscellaneous

     The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors. As used in this Agreement, the terms “majority of the outstanding voting securities,” “interested person,” and “assignment” shall have the same meaning as such terms have in the 1940 Act. This Agreement may be executed in two or more

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counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

12. Notices

     Any notice required or permitted to be given by any party to the others shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service or 3 days after sent by registered or certified mail, postage prepaid, return receipt requested or on the date sent and confirmed received by facsimile transmission to the other parties’ respective addresses set forth below:

Notice to the Distributor shall be sent to:

Quasar Distributors, LLC Attn: President 615 East Michigan Street Milwaukee, WI 53202

and, notice to a Fund or the Adviser shall be sent to:

Nicholas Company, Inc. 700 North Water Street Milwaukee, Wisconsin 53202 c/o Jeffrey T. May

13. Independent Contractor

     The Distributor shall be an independent contractor and neither Distributor nor any of its officers, ees, employees, or representatives is or shall be an employee of any Fund or the Adviser in the performance of the Distributor's duties hereunder. The Distributor shall be responsible for its own conduct and the employment, control, and conduct of its agents and employees and for injury to such agents or employees or to others through its agents or employees. The Distributor assumes full responsibility for its agents and employees under applicable statutes and agrees to pay all employee taxes thereunder.

[SIGNATURE PAGES FOLLOW]

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

NICHOLAS COMPANY, INC.	QUASAR DISTRIBUTORS, LLC
By: /s/ Jeffrey T. May	By: /s/ James Schoenike
Title: Senior Vice President	Title: President

NICHOLAS FUND, INC.	NICHOLAS MONEY MARKET FUND, INC.
By: /s/ Jeffrey T. May	By: /s/ Jeffrey T. May
Title: Senior Vice President	Title: Senior Vice President

NICHOLAS II, INC.	NICHOLAS FAMILY OF FUNDS, INC. –
By: /s/ Jeffrey T. May	NICHOLAS LIBERTY FUND
Title: Senior Vice President	By: /s/ Jeffrey T. May
Title: Senior Vice President
NICHOLAS EQUITY INCOME FUND, INC.
By: /s/ Jeffrey T. May
Title: Senior Vice President

NICHOLAS HIGH INCOME FUND, INC.
By: /s/ Jeffrey T. May
Title: Senior Vice President

NICHOLAS LIMITED EDITION
By: /s/ Jeffrey T. May
Title: Senior Vice President

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Exhibit A to the Distribution Agreement

Fund Names

Nicholas Fund, Inc.
Nicholas II, Inc. Class I
Nicholas II, Inc. Class N
Nicholas Equity Income Fund, Inc., Class I
Nicholas Equity Income Fund, Inc., Class N
Nicholas High Income Fund, Inc., Class I
Nicholas High Income Fund, Inc., Class N
Nicholas Limited Edition, Class I
Nicholas Limited Edition, Class I
Nicholas Money Market Fund, Inc.
Nicholas Family of Funds, Inc. – Nicholas Liberty Fund

     Exhibit B to the Distribution Agreement

Fee Schedule

     QUASAR DISTRIBUTORS, LLC REGULATORY DISTRIBUTION SERVICES

ANNUAL FEE SCHEDULE

Basic Distribution Services*

1 basis point of the fund complex assets, capped at $65,000

Minimum annual fee: first class or series -- $15,000; each additional series -- $3,000

Advertising Compliance Review/NASD Filings $175 per job for the first 10 pages (minutes if tape or video); $20 per page (minute if tape or video) thereafter Non-NASD filed materials, e.g. Internal Use Only Materials $100 per job for the first 10 pages (minutes if tape or video); $20 per page (minutes if tape or video) thereafter.

NASD Expedited Service for 3 Day Turnaround $1,000 for the first 10 pages (minutes if audio or video); $25 per page (minute if audio or video) thereafter. (Comments are faxed. NASD may not accept expedited request.)

Licensing of Investment Advisor’s Staff (if desired) $1,500 per year per registered representative beyond the first 3 individuals. Quasar is limited to these licenses for sponsorship: Series, 6, 7, 24, 26, 27, 63, 66

Plus all associated NASD and State fees for Registered Representatives, including license and renewal fees.

Fund Fact Sheets

Design - $1,000 per fact sheet, includes first production Production - $500.00 per fact sheet per production period

All printing costs are out-of-pocket expenses, and in addition to the design fee and production fee.

Out-of-Pocket Expenses

Reasonable out-of-pocket expenses incurred by the Distributor in connection with activities primarily intended to result in the sale of Shares, including, without limitation: typesetting, printing and distribution of Prospectuses and shareholder reports production, printing, distribution and placement of advertising and sales literature and materials engagement of designers, free-lance writers and public relations firms long-distance telephone lines, services and charges postage overnight delivery charges NASD registration fees (NASD advertising filing fees are included in Advertising Compliance Review section above) record retention travel, lodging and meals

Fees are billed monthly. * Subject to CPI increase, Milwaukee MSA.